UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 10, 2024
Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Fifth Floor, Waterloo Exchange,
Waterloo Road, Dublin 4, Ireland D04 E5W7
(Address of principal executive offices, including zip code)

011-353-1-634-7800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	JAZZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02 Termination of a Material Definitive Agreement.

On January 7, 2015, Jazz Pharmaceuticals, Inc. (“JPI”), a wholly-owned subsidiary of Jazz Pharmaceuticals plc (the “Company”), entered into a Commercial Lease (as amended on January 29, 2018 and July 26, 2018, the “ Existing Lease”) with The Board of Trustees of the Leland Stanford Junior University (“Landlord”) for a building located at 3170 Porter Drive, Palo Alto, California (the “Building”).

JPI and Landlord entered into an Agreement for Termination of Lease Amendment and Voluntary Surrender of Premises, which provides for, among other things, amendments of the term for the Existing Lease, which was scheduled to expire on October 14, 2029; which amendment is subject to the condition of Landlord securing a tenant to relet the Building. On October 10, 2024, Landlord notified JPI that it had secured a tenant to relet the Building; accordingly the Existing Lease will terminate effective June 30, 2025. JPI will be obligated to pay Landlord a lease modification payment as a result of the condition precedent being satisfied.

On October 11, 2024, JPI entered into a new lease agreement with Hudson Palo Alto Square, LLC, a Delaware limited liability company, for premises located at 3000 El Camino Real, Palo Alto, California (the “Premises”). JPI is expected to occupy the Premises by July 1, 2025.

The Company will continue to maintain its U.S. operations in Palo Alto, California, Carlsbad, California and Philadelphia, Pennsylvania.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Neena Patil
Name:	Neena Patil
Title:	Executive Vice President and Chief Legal Officer
Date: October 16, 2024